EXHIBIT 99.1

CANADIAN INVESTMENT COMPANY TO ACQUIRE

SUBSTANTIALLY ALL ASSETS OF OZ COMMUNICATIONS, INC.

Operations to Continue without Pause under New Ownership

MONTREAL, CANADA, April 9, 2003 — OZ Communications, Inc. (“OZ”), a leader in the development of Wireless Village compliant server and client software applications has announced that it will sell substantially all of its assets to an indirect subsidiary of Landsbanki Íslands, hf. that has been formed in Canada for the purpose of completing the acquisition and operating the OZ business. The new company will also be known as OZ Communications Inc.

     “We are very pleased that Landsbanki sees the value in our technology and our team and is willing to acquire substantially all of our assets and fund the new company sufficiently to allow the continued operations without any interruption in our services and development schedule towards our existing and new customers/partners,” reported Skúli Mogensen, CEO of OZ.

     In order to protect the creditors, shareholders, customers and employees of OZ and its subsidiaries, the OZ board of directors approved a Plan of Complete Liquidation and Dissolution (the “Plan of Dissolution”) on March 14, 2003. On March 25, 2003, the Plan of Dissolution was approved by holders of a majority of the common stock and preferred stock. In furtherance of the Plan of Dissolution, the board and holders of a majority of the common stock and preferred stock also approved the sale of substantially all of the assets of the Company and its subsidiaries to a Canada federal corporation established by Landsbanki Íslands, hf. The asset sale will close upon the satisfaction of certain conditions precedent.

     OZ is currently operating under the terms of an asset purchase agreement, under which Landsbanki is providing sufficient cash to operate the business pending closing. Under the asset purchase agreement, OZ will receive initial cash payments sufficient to satisfy the obligations of the OZ and its subsidiaries to creditors and to conduct an orderly wind down of OZ and its subsidiaries. After closing the asset sale, the Landsbanki subsidiary will assume all customer contracts, substantially all operating liabilities and will offer all employees substantially identical jobs to those they held in the OZ or one of its subsidiaries, as the case may be. Furthermore, the asset purchase agreement provides for future payments under an equipment lease and payments equal to 25% of certain software licensing revenues that may be received by the Landsbanki subsidiary under the terms of a certain value added reseller agreement for the period ending March

31, 2008. It is uncertain whether any software licensing revenues will ever be paid under the value added reseller agreement.

     Prior to closing the sale of its assets, OZ will establish a trust into which all proceeds from the sale of assets will be placed and from which all remaining liabilities will be paid, including new liabilities incurred in connection with the orderly wind up of OZ and its subsidiaries. After payment of all the claims, obligations and expenses owing to the Company’s creditors, and subject to such reserves as the trustee may deem necessary and appropriate, the trustee will distribute any remaining proceeds from time to time by cash to the holders of the Series A Preferred Stock (up to the $11,970,964 aggregate liquidation preference of the Preferred Stock), with the remainder (if any) to holders of the Common Stock on a pro rata basis. Based on the anticipated value of the projected income stream from the asset sale, the amounts owed to creditors of the Company and the size of the liquidation preference of the Preferred Stock, the Company does not believe the trustee will have any funds remaining to make distributions to the common shareholders. Therefore, it is highly unlikely that any distributions will be made to common shareholders.

About OZ Communications, Inc.

OZ Communications Inc. is a leading provider of instant communication solutions to mobile operators and device vendors. OZ’s solutions seamlessly combine mobile instant messaging, group communications, presence, content sharing and value-added services across devices to enable people to communicate with complete mobility and freedom, anytime, anywhere. OZ is a dedicated supporter of the Open Mobile Alliance initiative for mobile Instant Messaging and Presence Services and is a member of the Open Mobile Alliance. For more information, please visit http://www.oz.com.

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